Exhibit 10.8

May 22, 2003

Tom Werner

Re: Employment with SunPower Corporation

Dear Tom:

On behalf of SunPower Corporation (SunPower), I am pleased to offer you the position of Chief Executive Officer (CEO). As the chief executive, your specific responsibilities shall include management of all of SunPower’s operations including manufacturing, marketing, finance and R&D. You will report to the Board of Directors of SunPower.

Should you accept our offer, SunPower will compensate you $10,576.92 bi-weekly ($275,000 when computed annually) as base pay for your services in accordance with its normal payroll practices. As an employee of SunPower, you will be eligible for group insurance benefits in accordance with the terms and limitations applicable to such coverage. SunPower also provides Personal Time Off (PTO) to its employees. If you elect to join us, you will begin to accrue PTO at a rate of 4 weeks per year upon commencement of employment.

In addition to our normal benefits package that was outlined in the benefits summary that you have already received, your offer also includes the following features:

•	Options to purchase 1,200,000 shares of SunPower stock as part of SunPower’s employee stock option plan, subject to the approval of the SunPower Board of Directors and the authorization of sufficient new shares in SunPower’s employee stock option plan. These shares will be subject to an anti-dilution provision to insure that you will have a minimum of 3% of SunPower’s outstanding stock.

•	You will be eligible for a variable bonus plan, to be approved by the SunPower board, that could pay up to 80% of your base pay based on company performance

•	In the event SunPower is acquired, we will negotiate in good faith on an accelerated vesting clause which would be invoked if you were not retained in the acquired entity at an equivalent position

•	If you are terminated by SunPower without cause you will receive the equivalent of one year base salary and benefits as severance payment

SunPower employs its employees at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice.

SunPower Corporation • 430 IndioWay • Sunnyvale, CA 94086 • Phone: 418-991-0900 • Fax: 408-739-7713

www.sunpowercorp.com

Should you join us, SunPower will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. Except for the CEO of SunPower, no manager, supervisor or other representative of the Company has authority to agree on behalf of SunPower to employ any employee for any specific period of time or to employ any employee on other than an at-will basis. Any agreement to employ an employee for a specific time or on other than an at-will basis is effective only if signed by the CEO of SunPower.

As an employee of SunPower, you may work with and/or develop information which is considered confidential by the Company. As a result, SunPower requires employees to agree not to use or disclose any such confidential information for the benefit of anyone other than SunPower. Should you accept our offer of employment, SunPower will require you to sign an agreement describing your obligations with respect to confidentiality in greater detail. A copy of the SunPower confidentiality agreement is enclosed with this letter.

Finally, SunPower Corporation requires all employees to present proof of their right to work in the United States prior to commencing work. Please be prepared to present documents demonstrating your right to work on or before you begin performing any services for SunPower. Acceptable documents are outlined on the enclosed paperwork.

This offer shall be good through close of business on May 31, 2003. We look forward to your starting full time employment at SunPower on, or about May 22nd. On your official start date, you will be entitled to participate in our benefits programs. We will provide you with full information regarding the applicable health insurance offered, as well as other pertinent information regarding the benefit package that is offered at SunPower. If you have any specific questions about the benefits offered, please feel free to contact me. My direct line is 408-470-4255.

We are excited about the prospect of working with you and hope that you will decide to join us at SunPower. In order to memorialize your acceptance of our offer, please sign and date one copy of this offer letter in the designated space below and complete the employment eligibility documents returning them to me at the address below before the above designated offer expiration date. If you have any questions about our offer or employment at SunPower in general, I encourage you to call me at your convenience at 408-470-4255. I look forward to seeing you soon.

Sincerely,

/s/ Sylvia Noland	/s/ Richard M. Swanson
Sylvia Noland	Richard M. Swanson
Human Resources Manager	President

I accept the offer of employment set forth above.

Date: 5-22-03	/s/ Thomas Werner
Signature

Confirmation

I confirm that my option granted on March 17, 2005, satisfies in full all of my rights to equity of SunPower Corporation, including without limitation, those contained in my offer letter, and terminates the company’s obligations under such letter to grant me any further options.

Dated Effective: March 17, 2005	/s/ Thomas Werner
Thomas Werner